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As filed with the Securities and Exchange Commission on March 2, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UTILICORP UNITED INC.
UCU CAPITAL TRUST I
(Exact name of Registrant as specified in its charter)

DELAWARE	44-0541877
DELAWARE	43-1863015
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 West Ninth Street
Kansas City, Missouri 64105-1711
(Address of Registrant's principal executive offices)

RICHARD C. GREEN, JR.
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
20 WEST NINTH STREET
KANSAS CITY, MISSOURI 64105
(816) 421-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH A COPY TO:

DENNIS P. WILBERT, ESQ.	ROBERT W. MULLEN, JR., ESQ.
BLACKWELL SANDERS PEPER MARTIN LLP	MILBANK, TWEED, HADLEY &MCCLOY LLP
2300 MAIN STREET, SUTIE 100	1 CHASE MANHATTAN PLAZA
KANSAS CITY, MISSOURI 64108	NEW YORK, NEW YORK 10005
(816) 983-8000	(212) 530-5000

  APPROXIMATE DATE OR COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the registration statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /x/

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. /x/ 333-86299

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class Securities to be Registered	Additional Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $1.00 per share of UtiliCorp United Inc. (3)

Debt Securities of UtiliCorp United Inc.

Stock Purchase Contracts of UtiliCorp United Inc. (4)

Stock Purchase Units of UtiliCorp United Inc. (4)

Subordinated Debentures of UtiliCorp United Inc.

Guarantee of UtiliCorp United Inc. in Connection with Preferred Securities of UCU Capital Trust I (5)

Preferred Securities of UCU Capital Trust I

Total	$60,000,000	100%	$60,000,000	$15,000

(1)
Such amount as shall result in an aggregate offering price for all securities of $60,000,000 and, together with securities previously registered under Registration Statement No. 333-86299 (and all securities registered under Registration Statement No. 333-67067 referenced in the prospectus included therein as permitted by Rule 429), $1,098,000,000.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(3)
Includes (a) an indeterminate number of shares of Common Stock to be issued by UtiliCorp United Inc. upon settlement of the Stock Purchase Contracts and (b) a Preference Stock Purchase Right attached to each share of Common Stock, that prior to the occurrence of certain events, will not be evidenced separately from the Common Stock.
(4)
Each Stock Purchase Unit of UtiliCorp United Inc. consists of (a) a Stock Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of shares of Common Stock of UtiliCorp United Inc. and (b) either a beneficial interest in Preferred Securities of UCU Capital Trust I or debt obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Stock Purchase Units. Each beneficial interest will be pledged to secure the obligation of such holder to purchase such shares of Common Stock. No separate consideration will be received for the Stock Purchase Contracts.
(5)
No separate consideration will be received for the guarantee by UtiliCorp United Inc.

Note:

  The contents of registration statement No. 333-86299 are incorporated by reference into this registration statement. Pursuant to General Instruction IV of the S-3 Rules, this registration statement is a part of registration statement No. 333-86299.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri on February 27, 2001.

UTILICORP UNITED INC. (Registrant)
By:	/s/ PETER S. LOWE Peter S. Lowe Senior-Vice President and Chief Financial Officer

    The undersigned directors of UtiliCorp United Inc. hereby severally constitute Peter S. Lowe and Dale J. Wolf and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as directors to enable UtiliCorp United Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RICHARD C. GREEN, JR. Richard C. Green, Jr.	Chairman of the Board, Chief Executive Officer* (Principal Executive Officer)	February 27, 2001
/s/ ROBERT GREEN Robert Green	President, Chief Operating Officer and Director*	February 27, 2001
/s/ PETER S. LOWE Peter S. Lowe	Senior-Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	February 27, 2001
/s/ JOHN R. BAKER John R. Baker	Director*	February 27, 2001
/s/ IRVINE O. HOCKADAY, JR. Irvine O. Hockaday, Jr.	Director*	February 27, 2001

/s/ STANLEY O. IKENBERRY Stanley O. Ikenberry	Director*	February 27, 2001
/s/ ROBERT F. JACKSON, JR. Robert F. Jackson, Jr.	Director*	February 27, 2001
/s/ L. PATTON KLINE L. Patton Kline	Director*	February 27, 2001

*
A majority of the board of directors

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on behalf of the undersigned, in the City of Kansas City, State of Missouri, on the 1st day of March, 2001.

UCU CAPITAL TRUST I
By:	UtiliCorp United Inc., Sponsor
By:	/s/ DALE J. WOLF Dale J. Wolf Vice President, Finance, Treasurer and Corporate Secretary

OPINIONS AND CONSENTS

5.1	Opinion of Blackwell Sanders Peper Martin, LLP.
5.2	Opinion of Richards, Layton & Finger, P.A.
23.1	Consent of Blackwell Sanders Peper Martin, LLP (included in Exhibit 5.1).
23.2	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2
23.3	Consent of Arthur Andersen LLP, Kansas City, Missouri, independent public accountants.

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SIGNATURES